SUBSIDIARIES OF THE REGISTRANT


NSS Numanco, Inc.

Henze Services, Inc.

NSS of Delaware, Inc.

IceSolv, Inc.

Oliver B. Cannon & Son, Inc.

Sline Industrial Painters, Inc.


(1) NSS Henze Service, Inc. and Movats Incorporated were merged to form Henze-Movats Incorporated on October 1, 1989. Valve Service Center, Inc., acquired on November 1, 1989 was merged into Henze-
    Movats Incorporated on March 22, 1990.  Effective
    December 31, 1990 the Company sold to Westinghouse
    Electric Corporation the nuclear valve diagnostic, actuator and valve maintenance operations of the subsidiary. The non-nuclear valve, actuator and maintenance operations remain part of the Company and operate under the name of Henze Services, Inc.

(2) IceSolv, Inc., a Pennsylvania corporation, was formed in June 1993.

(3) On November 19, 1993 and effective for financial purposes, October 1, 1993, Nuclear Support
   Services, Inc. purchased 100% of the outstanding stock of Oliver B. Cannon & Son, Inc. and Sline
   Industrial Painters, Inc. The two companies are marketed together as Cannon Sline.



                 Exhibit 22